EXHIBIT 10.1
May 9, 2007
VIA OVERNIGHT COURIER AND
FACSIMILE — 301-944-6700
Advancis Pharmaceutical Corporation
20425 Seneca Meadows Parkway
Germantwon, MD 20876
Attn: Mr. Robert Low
     Re:   Merrill Lynch Capital — Advancis
Gentlemen:
     Reference is made to that certain Credit and Security Agreement dated June 30, 2006 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) between ADVANCIS PHARMACEUTICAL CORPORATION (“Borrower”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a lender and as agent (“Merrill Lynch”). All capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.
     Borrower has requested that Merrill Lynch agree that, in respect of the fiscal quarters ending June 30, 2007, the covenants in Section 6.1 of the Credit Agreement (Revenue/Invoiced Products) shall not be applicable to the Borrowers (it being understood that any failure to comply with such covenants for such quarters shall not cause or result in any Default or Event of Default) (the “Consent Item”).
     Borrower represents and warrants to Merrill Lynch that: (a) after giving effect to this Letter Agreement, no Default or Event of Default has occurred and is continuing, and (b) all of the terms and conditions of the Credit Agreement and other Financing Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. Borrower hereby confirms and agrees that all security interests and liens granted to Merrill Lynch on behalf of Lenders continue to be perfected, first priority liens and remain in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any liens other than liens in favor of Merrill Lynch or otherwise permitted under the Credit Agreement.
     As a condition to the effectiveness of this letter agreement, Borrowers shall pay to Administrative Agent a non-refundable waiver fee (“Consent Fee”) in an amount equal to Fifteen Thousand Dollars ($15,000.00), which Consent Fee shall be fully earned upon the execution by Merrill Lynch of this letter agreement and such Consent Fee shall be due and payable in immediately available funds.
     In reliance upon Borrower’s confirmation of the above representations and warranties and upon (i) Borrower’s delivery of a fully executed original of this letter agreement and (ii)

payment in full of the Consent Fee, Merrill Lynch hereby consents to the Consent Item. Such consent shall in no way constitute a waiver or consent of any Default or Event of Default which may occur or have occurred but which is not specifically referenced as a “Consent Item” nor shall it obligate Merrill Lynch to provide any further waiver or consent of any Default or Event of Default (whether similar or dissimilar, including any subsequent Events of Default resulting from a failure to comply with Section 6.1 of the Credit Agreement).
     Please acknowledge your receipt of this letter and your agreement with the terms set forth herein by signing below where indicated, and forward an execution copy to me via facsimile and overnight courier.
     This letter may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one the same agreement. Delivery of an executed counterpart of this letter by facsimile shall be equally as effective as delivery of an original executed counterpart by this letter.

Very truly yours, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender
By:	/s/ Maurice Amsellem
Name:	Maurice Amsellem
Title:	VP

Acknowledged and Agreed:
ADVANCIS PHARMACEUTICAL CORPORATION

By:	/s/ Robert C. Low

Name:	Robert C. Low

Title:	VP & CFO

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